As filed with the Securities and Exchange Commission on February 18, 2025

Registration Number 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TACTILE SYSTEMS TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	41-1801204
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3701 Wayzata Blvd, Suite 300 Minneapolis, MN	55416
(Address of Principal Executive Offices)	(Zip Code)

EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Copy to:
Sheri L. Dodd	Jonathan R. Zimmerman
Chief Executive Officer	Faegre Drinker Biddle & Reath LLP
Tactile Systems Technology, Inc.	2200 Wells Fargo Center
3701 Wayzata Blvd, Suite 300	90 South Seventh Street
Minneapolis, MN 55416	Minneapolis, MN 55402-1425
(612) 355-5100 (Name, address and telephone number, including area code, of agent for service)	(612) 766-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Tactile Systems Technology, Inc. (the “Registrant”) filed a Registration Statement on Form S-8 (File No. 333-212704) with the Securities and Exchange Commission (the “Commission”) on July 27, 2016 (the “Initial Registration Statement”), which registered shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”) available for issuance under the Employee Stock Purchase Plan (the “ESPP”). The Initial Registration Statement is currently effective and the contents thereof are incorporated herein by reference except to the extent that such content is superseded by the items appearing below.

Pursuant to General Instruction E of Form S-8, this Registration Statement is filed to register 240,780 additional shares of Common Stock, not previously registered, reserved for issuance under the ESPP.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents of the Registrant filed with the Commission are incorporated by reference into this Registration Statement:

(1)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on February 18, 2025 including all material incorporated by reference therein (File No. 001-37799).

(2)	The description of the Registrant’s Common Stock which is contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-37799) filed with the Commission on June 10, 2016 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as updated by Exhibit 4.1 to the Annual Report on Form 10-K filed on February 23, 2022, including any amendment or report filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports furnished under Items 2.02 or 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Registrant is a corporation organized under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation. The Registrant’s amended and restated bylaws provide that it will indemnify and advance expenses to its directors and officers (and may choose to indemnify and advance expenses to other employees and other agents) to the fullest extent permitted by law; provided, however, that if the Registrant enters into an indemnification agreement with such directors or officers, such agreement controls.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director or officer, except for liability for any:

•	breach of a director’s or officer’s duty of loyalty to the corporation or its stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	in the case of directors, unlawful payment of dividends or unlawful stock repurchases or redemption of shares;

•	transaction from which the director or officer derived an improper personal benefit; or

•	in the case of officers, action by or in the right of the corporation.

The Registrant’s amended and restated certificate of incorporation limits the personal liability of its directors and officers to the fullest extent permitted by law.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Section 145(g) of the Delaware General Corporation Law permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation. The Registrant’s amended and restated bylaws permit the Registrant to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her actions in connection with their services to the Registrant, regardless of whether the Delaware General Corporation Law permits indemnification. The Registrant has obtained a directors’ and officers’ liability insurance policy.

The Registrant has entered into separate indemnification agreements with its directors and officers, in addition to the indemnification provisions set forth in its amended and restated certificate of incorporation and amended and restated bylaws. These agreements, among other things, require the Registrant to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her services as one of the Registrant’s directors or officers, including services provided to any subsidiary or any other company or enterprise to which the person provides services at the Registrant’s request.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

See Exhibit Index preceding the Signatures.

Item 9.	Undertakings

(A)           The undersigned Registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)              To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)             To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit	Description	Manner of Filing
4.1	Specimen of common stock certificate	Incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-209115), filed with the Commission on May 6, 2016

4.2	Employee Stock Purchase Plan	Incorporated by reference to Exhibit 10.17 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-209115), filed with the Commission on June 9, 2016

4.3	First Declaration of Amendment to Employee Stock Purchase Plan	Incorporated by reference to Exhibit 10.18 to the Annual Report filed on Form 10-K (File No. 001-37799), filed with the Commission on February 26, 2018

5.1	Opinion of Faegre Drinker Biddle & Reath LLP	Filed herewith

23.1	Consent of Grant Thornton LLP	Filed herewith

23.2	Consent of Faegre Drinker Biddle & Reath LLP	Included in Exhibit 5.1

24.1	Powers of Attorney	Included in signature page

107	Filing Fee Table	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Minneapolis, Minnesota, on February 18, 2025.

TACTILE SYSTEMS TECHNOLOGY, INC.

By:	/s/ Sheri L. Dodd
Sheri L. Dodd
Chief Executive Officer

POWERS OF ATTORNEY

We, the undersigned officers and directors of Tactile Systems Technology, Inc., hereby constitute Sheri L. Dodd and Elaine M. Birkemeyer, as the true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names, in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any amendments, including post-effective amendments, to said Registration Statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Tactile Systems Technology, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date
/s/ Sheri L. Dodd	Chief Executive Officer and Director	February 18, 2025
Sheri L. Dodd	(principal executive officer)

/s/ Elaine M. Birkemeyer	Chief Financial Officer	February 18, 2025
Elaine M. Birkemeyer	(principal financial and accounting officer)

/s/ William W. Burke	Chairman of the Board of Directors	February 18, 2025
William W. Burke

/s/ Valerie L. Asbury	Director	February 18, 2025
Valerie L. Asbury

/s/ Raymond O. Huggenberger	Director	February 18, 2025
Raymond O. Huggenberger

/s/ Laura G. King	Director	February 18, 2025
Laura G. King

/s/ Daniel L. Reuvers	Director	February 18, 2025
Daniel L. Reuvers

/s/ D. Brent Shafer	Director	February 18, 2025
D. Brent Shafer

/s/ Carmen B. Volkart	Director	February 18, 2025
Carmen B. Volkart

/s/ B. Vindell Washington	Director	February 18, 2025
B. Vindell Washington